Free Writing Prospectus

Dated October 15, 2025

Filed Pursuant to Rule 433(d)

Registration No. 333-288943

Registration No. 333-288943-02

êPRICING DETAILSê $1.3bln CARMX (CarMax) 2025-4 (Prime Auto Loan)

Joint Bookrunners : J.P. Morgan (struc), Mizuho, SMBC, TD Securities

Co- Managers : Academy, CIBC, MUFG, Ramirez, Truist

CL	AMT ($MM)	WAL	S&P/F	P.WIN	E.FNL	L.FNL	BENCH	SRREAD	YLD%	CPN%	$PX
A-1	241.500	0.31	A-1+/F1+	1-7	05/26	11/26	I-Curve	+15	4.088	4.088	100.00000
A-2a	315.000	1.23	AAA/AAA	7-23	09/27	03/29	I-Curve	+41	3.992	3.95	99.98912
A-2b	142.400	1.23	AAA/AAA	7-23	09/27	03/29	SOFR30A	+41			100.00000
A-3	457.400	2.78	AAA/AAA	23-46	08/29	12/30	I-Curve	+50	4.006	3.97	99.99231
A-4	91.430	3.97	AAA/AAA	46-48	10/29	06/31	I-Curve	+55	4.115	4.02	99.99952
B	23.520	3.98	AA/AA	48-48	10/29	07/31	I-Curve	+90	4.465	4.42	99.98546
C	15.680	3.98	A+/A	48-48	10/29	09/31	I-Curve	+130	4.865	4.81	99.97696
D	13.070	3.98	A/BBB	48-48	10/29	05/32	I-Curve	+160	5.165	5.11	99.99914

Expected Settle : 10/22/2025	Registration : SEC-Registered
First Pay Date : 11/17/2025	ERISA Eligible : Yes
Expected Ratings : S&P, Fitch	PX Speed : 1.30% ABS to 10% Clean-Up Call
Ticker : CARMX 2025-4	Min Denoms : $5k x $1k
Bill & Deliver : J.P. Morgan
Expected Pxg : PRICED	Available Information:
CUSIPs : A-1 14320HAA4 *	Prelim Prospectus : Attached
A-2A 14320HAB2 *	Ratings FWP : Attached
A-2B 14320HAC0 *	DealRoadshow.com : CARMX254
A-3 14320HAD8 *	IntexNet/CDI : See Separate Message
A-4 14320HAE6
B 14320HAF3

C 14320HAG1

D 14320HAH9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.